Ex (g) (2)
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
KIEWIT INVESTMENT FUND LLLP,
HALL CAPITAL PARTNERS LLC
AND
PZENA INVESTMENT MANAGEMENT, LLC
This Agreement (“Agreement”) is made as of the 7th day of August, 2007 by and among Kiewit Investment Fund LLLP, a Delaware limited liability limited partnership (the “Fund”), Hall Capital Partners LLC (formerly Offit Hall Capital Management LLC) (the “Adviser”) and Pzena Investment Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).
WHEREAS, Adviser is responsible for developing, implementing and supervising an investment program for the Fund, a non-diversified, closed-end, management investment company which is organized as an “employees securities company” under the Investment Company Act of 1940, as amended (“1940 Act”);
WHEREAS, Adviser has recommended the Sub-Adviser to the Fund as a large cap value equity portfolio manager;
WHEREAS, the Fund is registered as a non-diversified, closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and operates as an “employees’ securities company” within the meaning of Section 2(a)(13) of the 1940 Act; and
WHEREAS, the Fund desires to retain Sub-Adviser to invest such portion of the assets of the Fund as Adviser or the Fund shall from time to time designate (the “Account”), and Sub-Adviser wishes to provide such investment management services, upon the terms and conditions set forth herein on substantially the same terms as provided under two previous sub-advisory agreements;
NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1. Appointment. The Board of Directors of the Fund (the “Board”) hereby appoints Sub-Adviser to provide certain investment management services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.
2. Authority of Sub-Adviser. Subject to such limitations as the Board and Adviser may impose, Sub-Adviser will assume all investment duties with respect to assets held in the Account and shall have all investment powers, including sole investment authority. Sub-Adviser shall invest and reinvest Account principal and income, including the proceeds thereof and additions thereto, in securities in a manner substantially similar to that set forth in Part II of Sub-Adviser’s Form ADV and consistent with any investment objectives of the Fund set forth in the Prospectus and Statement of Additional Information of the Fund, as amended from time to time, as well as any other objectives, policies or limitations designated in writing by the Adviser or the Board. Sub-Adviser may take any action or non-action as it deems appropriate, with or without other consent or authority from Adviser or the Fund, and may exercise its discretion and deal in and with such assets exactly as fully and freely as the Fund might do as owner thereof, except that Sub-Adviser is not authorized to withdraw any money, securities, or other property either in the name of the Fund or otherwise, other than for payment of fees as hereinafter provided. Sub-Adviser shall be free to sell securities, or other property either in the name of Fund or otherwise. Sub-Adviser shall be free to sell securities in the Account regardless of the length of time they have been held and may use short positions, options and futures to control market risk and for profit, as it deems appropriate. Sub-Adviser shall further be free to make investment changes regardless of the resulting rate of portfolio turnover, when it, in its sole discretion, shall determine that such changes will promote the investment objective of the Fund.
The Fund hereby agrees, until further notice in writing, that Sub-Adviser shall have the authority to vote all proxies and respond to all corporate actions for securities held in the Account. Sub-Adviser shall exercise such voting rights and monitor such corporate actions in accordance with Sub-Adviser’s written proxy voting policies and procedures, as the same may be amended from time to time, and as provided to the Fund and the Adviser. The Fund acknowledges that there may be times when refraining to vote a proxy may be appropriate under such policies. In addition, the Fund acknowledges and agrees that Sub-Adviser shall not have any responsibility to initiate, consider or participate in any bankruptcy, class action or other litigation against or involving any issue of securities held in or formerly held in the Account or to advise or take any action on behalf of the Fund with respect to any such actions or litigation. Sub-Adviser will forward any proof of claim forms, settlement notices and other important information received by it about such actions to the Fund and the Adviser or to a third party designated in writing thereby.
3. Sub-Adviser Services. In the performance of its duties and obligations under this Agreement, Sub-Adviser shall act in conformity with the Fund’s Partnership Agreement, as amended from time to time, and the stated investment objectives, policies and restrictions set forth in the Prospectus and Statement of Additional Information for the Fund, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Fund to Sub-Adviser in writing from time to time.
Sub-Adviser and the Fund agree that:
(a) Sub-Adviser will use the same skill and care in providing such services as are required to provide services to fiduciary accounts;
(b) Sub-Adviser will conform with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities; provided, however, that should it become necessary for the Account to comply with the portfolio diversification requirements of subchapter M of the Internal Revenue Code, as if it were a regulated investment company thereunder, the Fund understands that Sub-Adviser is not set up to monitor compliance with these requirements and the Fund Administrator will be responsible for monitoring, testing and notifying Sub-Adviser of its compliance or non-compliance with subchapter M; Sub-Adviser agrees to provide Adviser or an appointed party with the necessary information, as the Fund shall request, such that compliance or non-compliance with subchapter M can be assessed;
(c) Sub-Adviser will select all brokers or dealers that will execute the purchases and sales of portfolio securities for the Account. The Fund hereby authorizes Sub-Adviser to select the brokers and/or dealers through whom any transactions with respect to the Account shall be effected, and to open brokerage accounts for the benefit of the Fund for the purposes thereof. Such authority shall include the power to sign and deliver standard account opening documents in connection with the opening of brokerage accounts, including, without limitation agreements for the use of electronic trading systems and services. Sub-Adviser further is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments for the Account. In selecting brokers and dealers, Sub-Adviser will seek the best combination of net price (including transaction charges) and execution for the Account as described in Part II of Sub-Adviser’s Form ADV. All transactions authorized by this Agreement shall be made for the Account at the risk of Fund. Sub-Adviser shall not be liable to the Fund for any act or omission of any broker or dealer selected by Sub-Adviser in good faith. With respect to transactions under this paragraph (c), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Account in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion; (d) Sub-Adviser will report regularly to Adviser and to the Board and will provide such information, and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board on a regular basis at reasonable times the management of the Account, including without limitation, review of the general investment strategies of the Account, the performance of the Account in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, the placement and execution of portfolio transactions and will provide various other reports from time to time as reasonably requested by Adviser;
(e) Sub-Adviser will vote all proxies with respect to securities in the Account as provided in Section 2 above;
(f) Sub-Adviser will act upon reasonable instructions from the Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser’s fiduciary duties under this Agreement;
(g) Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Account with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser; and
(h) Sub-Adviser will comply with its obligations as a service provider to the Fund in accordance with Rule 38a-1 of the Rules and Regulation under the 1940 Act.
4. Covenants of Sub-Adviser. The Sub-Adviser shall:
(a) fully cooperate in any regulatory investigation, examination, or inspection of the Fund;
(b) provide such information to the Fund and the Adviser as the Fund or the Adviser determines necessary from time to time in order for the Fund to comply with the 1940 Act and the rules and regulations thereunder, the Fund’s investment program and to maintain the effectiveness of the Fund’s registration statement on Form N-2, as amended or supplemented from time to time (the “Registration Statement");
(c) promptly notify the Fund and the Adviser: (1) in the event that Sub-Adviser becomes aware of any event that makes any statement of a material fact relating to the Sub-Adviser in the Fund’s Registration Statement or any Prospectus contained therein (or any amendment or supplement to any of the foregoing) untrue or which requires the making of any additions to or changes in the Fund’s Registration Statement or Prospectus (or any amendment or supplement to any of the foregoing) in order to state a material fact relating to the Sub-Adviser required by the Securities Act of 1933, as amended (the “1933 Act"), the 1940 Act or the rules and regulations under the 1933 Act or the 1940 Act to be stated therein or necessary in order to make the statements relating to the Sub-Adviser therein (in the case of the Prospectus, in the light of the circumstances under which they were made), not misleading or of the necessity to amend or supplement the Registration Statement or the Prospectus (or any amendment or supplement to any of the foregoing) to comply with the 1933 Act, the 1940 Act, or the rules and regulations under the 1933 Act or the 1940 Act or any other law or order of any court or regulatory body; or (2) if it (i) receives notice from any governmental authority, agency or body of its ceasing to have maintained its required status as a registered investment adviser; (ii) receives notice that a governmental authority, agency or body intends to investigate it under the Investment Advisers Act of 1940, as amended (the “Advisers Act"), other than any routine examination or any other proceeding in the ordinary course of business; (iii) will cease to be a registered investment adviser under the Advisers Act; and (iv) becomes aware of the commencement by any governmental, regulatory or law enforcement authority, agency or body of any investigation, examination or other proceeding directly involving Sub-Adviser, its members, managers, officers or employees, that would affect Sub-Adviser’s ability to perform under this Agreement; and
(d) promptly notify the Fund and the Adviser of (1) any change in the investment professionals of the Sub-Adviser providing services to the Fund hereunder; (2) any prospective change in approach to Sub-Adviser’s management of the Fund’s assets allocated to it; and (3) any other material change in Sub-Adviser’s business activities or circumstances that could reasonably be expected to adversely affect Sub-Adviser’s ability to discharge its obligations under this Agreement.
5. Expenses. Sub-Adviser will render its management and advisory services pursuant to this Agreement at its own expense. The Fund will be responsible for all other expenses relating to the Account, including, but not limited to, brokerage commissions, interest or debit balances and taxes, as well as for all other expenses incurred in the operation of the Fund.

6. Compensation. For the services provided and the expenses assumed under this Agreement, the Fund will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee computed and paid as set forth in Exhibit 1 — Fee Schedule. Sub-Adviser agrees that any amendment to this fee schedule will be upon the mutual written agreement between the Fund and Sub-Adviser. The Sub-Adviser agrees: (A) that the blended fee in basis points charged to the Fund will not exceed the blended fee in basis points charged hereafter to a large cap value account of the same or smaller size; and (B) that the actual annual dollar fee paid by any other client of the same or larger size for whom the Sub-Adviser provides large cap value investment advisory services will not hereafter be less than the actual annual dollar fee paid by the Fund. In the event that the fee charged to the Fund exceeds the fee charged to an account described in (A) or (B) above, the fee charged to the Fund shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account.
7. Other Investment Activities of Portfolio Manager. The Fund acknowledges that the Sub-Adviser has investment responsibilities, renders investment advice to and performs other investment advisory services for other individuals or entities (“Client Accounts"), and that the Sub-Adviser, or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts (“Affiliated Accounts"). The Fund agrees that the Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Client Accounts and Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Account over a period of time on a fair and equitable basis relative to the Client Accounts and the Affiliated Accounts, taking into account the cash position and the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Fund acknowledges that one or more Client Accounts and Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Account may have an interest from time to time, whether in transactions which involve the Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Account a position in any investment which any Client Account or Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Account or otherwise.
8. Representations of the Fund. The Fund represents, warrants and agrees that: (a) the Sub-Adviser has been duly appointed by the Board of Directors of the Fund to provide investment services to the Account as contemplated hereby; and (b) the Fund will deliver to the Sub-Adviser a true and complete copy of its then current Registration Statement as effective from time to time and such other documents governing the investment of the Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.
9. Representations and Warranties of Sub-Adviser. Sub-Adviser represents, warrants and agrees that it is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser will notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify the Fund of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify the Fund of any change in the controlling shareholders of the Sub-Adviser, or any change in ownership constituting an “assignment” for purposes of the 1940 Company Act, within a reasonable time after such change. In addition, Sub-Adviser represents that it has provided Adviser and the Fund with a copy of Sub-Adviser’s Form ADV Part II. Sub-Adviser will furnish Adviser from time to time with copies of all material amendments to its Form ADV, if any.
10. Representations of Adviser. Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Adviser will notify Sub-Adviser immediately if Adviser ceases to be so registered as an investment adviser. Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, and (b) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.
11. Books and Records. Sub-Adviser agrees that all books and records which it maintains for the Account are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Sub-Adviser may retain copies of such records).
12. Code of Ethics. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b), (c), (d), and (e) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 45 days of the end of each calendar year during which this Agreement remains in effect, the chief compliance officer of Sub-Adviser shall certify to the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year; and that there have been no material violations of Sub-Adviser’s code of ethics or, if any such violation has occurred, the nature of such violation and of the action taken in response to such violation.
13. Limitation of Liability. Other than by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its or their duties, or by reason of the reckless disregard of its or their obligations and duties under such this Agreement, none of Sub-Adviser or any of its officers, members, partners, stockholders, agents or employees shall have any liability to Adviser, the Fund or any securityholder of the Fund for any loss incurred in connection with recommendations or investments made or other action taken on behalf of the Account due to errors of judgment or by reason of its advice, including action taken or omitted prior to a written notice of termination. Sub-Adviser hereby indemnifies the Fund and Adviser and each of their respective directors, officers, members, managers, employees and agents for all damages, claims and/or losses occasioned by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder; provided however, that nothing in this Agreement shall constitute a waiver or limitation of any rights that Adviser may have under applicable federal or state securities law. Sub-Adviser shall not be responsible for any loss incurred by reason of any act or omission of Adviser, a custodian, or any broker or dealer.
14. Term and Termination.
This Agreement shall become effective with respect to the Account on the date hereof. This Agreement, unless sooner terminated as provided herein, shall continue for the Fund for one year following the effective date of this Agreement and thereafter shall continue automatically for periods of one year so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and (ii) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund.
This Agreement may also be terminated as follows:
(a) This Agreement shall automatically terminate in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act and SEC interpretations thereunder) and may be terminated with respect to the Fund at any time without the payment of any penalty by the Fund on sixty days prior written notice to the Sub-Adviser. This Agreement may also be terminated by the Fund with respect to the Account at any time without the payment of any penalty by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on sixty days prior written notice to Sub-Adviser by the Fund.
(b) This agreement may be terminated by the Sub-Adviser on 120 days prior written notice to the Fund.
(c) This Agreement may be terminated with respect to the Account at any time upon written notice without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Account in the event that Sub-Adviser or any officer of Sub-Adviser has breached any representation or warranty in this Agreement or has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.
Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 6 earned prior to such termination. Notwithstanding any termination of this Agreement, Sub-Adviser’s duties (i) under Section 3(h) and Section 4(b) shall continue for a period of one year from such termination and (ii) under Section 4(a) and Section 11 shall continue for the period set forth in Rule 204-2(e) under the Advisers Act.
15. Notice. All notices and other communications shall be deemed effective when received, in writing, at the addresses specified herein below, or at such other address as either party may specify by notice given in accordance with this Section 15. Receipt of written notice shall be presumed if sent by Federal Express or other overnight courier, mailed by registered or certified mail, return receipt requested, or sent by facsimile followed by a hard copy sent by first class, postage prepaid mail.

If to the Fund:	If to Sub-Adviser:

J.P. Morgan Investor Services Co. Attn: Legal Department re: Kiewit Investment Fund LLLP 73 Tremont St., 11th Floor Boston, MA 02108 Facsimile: (617) 557-8826 E-mail:	Pzena Investment Management, LLC 120 West 45th Street 20th Floor New York, NY 10036 Facsimile Number (212) 308-0010 Attn: William L. Lipsey
gregory.pickard@jpmorgan.com

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
212-728-8215
Facsimile: 212-728-9215
E-mail: rdimartino@willkie.com

If to the Adviser:
Hall Capital Partners LLC
Attn: Kathryn A. Hall
One Maritime Plaza
Fifth Floor
San Francisco, CA 94111
415-288-0544
Facsimile: 415-288-0543
16. Miscellaneous. This Agreement may be amended at any time, but only by written agreement among the Adviser, the Sub-Adviser and the Fund, which amendment, is subject to the approval of the Board of Directors and the limited partners of the Fund as and to the extent required by the 1940 Act. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors. This Agreement may be signed in counterpart.

17. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the state of New York, without regard to principles of conflict of laws.
The parties hereto have caused this Agreement to be executed as of the date and year first above written.

PZENA INVESTMENT MANAGEMENT, LLC		KIEWIT INVESTMENT FUND LLLP

By:	/s/William L. Lipsey	By:	/s/Robert L. Giles, Jr.

Name:	William L. Lipsey	Name:	Robert L. Giles, Jr.

Title:	Managing Principal	Title:	CEO

HALL CAPITAL PARTNERS LLC

By:	/s/Kathryn A. Hall

Name:	Kathryn A. Hall

Title:	CEO and Chief Investment Officer

EXHIBIT 1
FEE SCHEDULE
The Fund shall pay Sub-Adviser a sub-advisory fee based on the monthly value of the Fund’s assets in the Account, at the following annual rate:
(i)	0.70% per annum on the first $25,000,000,

(ii)	0.50% per annum on the next $75,000,000,

(iii)	0.40% per annum on the next $200,000,000, and

(iv)	0.35% per annum thereafter.
The Sub-Adviser’s fee shall be paid monthly in arrears. Such fee shall be deducted from the Account upon receipt by the custodian of an invoice therefor. For the purposes of calculating the sub-advisory fee, the value of the assets will be based on the average daily net assets during the month, obtained from a report issued by J.P. Morgan Investor Services Co. (or any successor administrator) and provided by the Fund. The fee will be accrued daily at the rate of 1/365th of the applicable fee rate.
Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.